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Exhibit  11.1
MADE2MANAGE  SYSTEMS,  INC.
Statement  Re:  Computation  of  Per  Share  Earnings
(in  thousands,  except  earnings  per  share)

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
                                       Year           Year           Year
                                       Ended          Ended          Ended
                                       December 31,   December 31,   December 31,
                                                1997           1996           1995
Basic:
  Average Common Stock outstanding. .            524            375            297
  Net earnings. . . . . . . . . . . .  $         613  $       1,606  $         392
  Earnings per share. . . . . . . . .  $        1.17  $        4.29  $        1.32

Diluted:
  Average Common Stock outstanding. .            524            375            297
  Average Preferred Stock outstanding          1,427          1,480          1,480
  Net effect of diluted stock options            484            344             91
  Net effect of diluted warrants. . .              5              1             --
    Total . . . . . . . . . . . . . .          2,440          2,200          1,868
  Net earnings. . . . . . . . . . . .  $         613  $       1,606  $         392
  Earnings per share. . . . . . . . .  $         .25  $         .73  $         .21
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